ARTICLES OF AMENDMENT

GENERAL MUNICIPAL MONEY MARKET FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:             The charter of the Corporation is hereby amended by redesignating General Municipal Money Market Fund as "Dreyfus National Municipal Money Market Fund" and the Class A, Class B and Premier issued and unissued shares of General Municipal Money Market Fund as Wealth shares, Service shares and Premier shares, respectively, of Dreyfus National Municipal Money Market Fund.

SECOND:        The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, General Municipal Money Market Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

GENERAL MUNICIPAL MONEY MARKET FUNDS, INC.

By:  /s/ Jeff Prusnofsky

Jeff Prusnofsky

Vice President

WITNESS:

/s/ James Bitetto

James Bitetto

Secretary